HealthStream Announces Third Quarter 2023 Results Page 1 October 23, 2023	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2023 RESULTS

NASHVILLE, Tenn. (October 23, 2023)— HealthStream, Inc. (the "Company") (Nasdaq: HSTM), a leading healthcare technology platform for workforce solutions, announced today results for the third quarter ended September 30, 2023.

Third Quarter 2023

•	Revenues of $70.3 million in the third quarter of 2023, up 5% from $67.3 million in the third quarter of 2022
•	Operating income of $4.9 million in the third quarter of 2023, up 104% from $2.4 million in the third quarter of 2022
•	Net income of $3.9 million in the third quarter of 2023, up 5% from $3.7 million in the third quarter of 2022
•	Earnings per share (EPS) of $0.13 per share (diluted) in the third quarter of 2023, up from $0.12 per share (diluted) in the third quarter of 2022
•	Adjusted EBITDA[1] of $16.2 million in the third quarter of 2023, up 28% from $12.7 million in the third quarter of 2022
•	Authorized a share repurchase program on September 13, 2023 to repurchase up to $10.0 million of outstanding shares of common stock
•	Board of Directors declared a quarterly cash dividend of $0.025 per share, payable on December 22, 2023 to holders of record on December 11, 2023

Financial Results:

Third Quarter 2023 Compared to Third Quarter 2022

Revenues for the third quarter of 2023 increased by $3.1 million, or five percent, to $70.3 million, compared to $67.3 million for the third quarter of 2022. Subscription revenues increased $3.4 million, or five percent, and professional services revenues declined by $0.3 million.

Operating income was $4.9 million for the third quarter of 2023, up 104 percent from $2.4 million in the third quarter of 2022. The improvement in operating income was primarily attributable to increased revenues, a reduction in labor costs, and an increase in capitalized labor associated with software development activities, which were partially offset by increases in amortization, bad debt, professional fees, software, and cloud hosting expenses. Other income during the third quarter of 2022 included a $2.7 million gain associated with the sale of a company in which we owned a minority equity interest.

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe adjusted EBITDA provides useful information to investors is included later in this release.

HealthStream Announces Third Quarter 2023 Results Page 2 October 23, 2023

Net income was $3.9 million in the third quarter of 2023, up 5 percent from $3.7 million in the third quarter of 2022, and EPS was $0.13 per share (diluted) in the third quarter of 2023, up from $0.12 per share (diluted) in the third quarter of 2022. Net income and EPS during the third quarter of 2022 were positively impacted in the amount of $2.1 million and $0.07 per share (diluted), respectively, from the gain associated with the sale of our minority equity interest as set forth above.

Adjusted EBITDA was $16.2 million for the third quarter of 2023, up 28 percent from $12.7 million in the third quarter of 2022.

At September 30, 2023, the Company had cash and cash equivalents and marketable securities of $71.8 million. The Company does not have any outstanding indebtedness for borrowed money. Capital expenditures incurred during the third quarter of 2023 were $6.5 million.

Year-to-Date 2023 Compared to Year-to-Date 2022

For the nine months ended September 30, 2023, revenues were $208.5 million, an increase of five percent over revenues of $198.3 million for the first nine months of 2022. Operating income for the first nine months of 2023 increased by 26 percent to $11.8 million, compared to $9.4 million for the first nine months of 2022. The increase in operating income was primarily attributable to higher revenues and an increase in capitalized labor associated with software development activities. Operating income was also impacted by higher personnel costs, including severance charges incurred during the nine months ended September 30, 2023 due to the previously announced elimination of 33 job roles as a result of several areas of consolidation in connection with restructuring HealthStream’s business under a single platform strategy, higher amortization, cloud hosting, software, contract labor, and travel expenses. Net income for the first nine months of 2023 increased to $10.6 million, compared to $9.6 million for the first nine months of 2022. Earnings per share were $0.35 per share (diluted) for the first nine months of 2023, compared to $0.31 per share (diluted) for the first nine months of 2022. Adjusted EBITDA increased by 14 percent to $45.3 million for the first nine months of 2023, compared to $39.8 million for the first nine months of 2022.

Other Business Updates

As of September 30, 2023, we had approximately 5.70 million contracted subscriptions to hStream, our Platform-as-a-Service technology platform, which characterizes our single platform approach. By establishing interoperability, the hStream platform enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, and content.

On September 13, 2023, the Company announced a share repurchase program approved by the Company's Board of Directors under which the Company is authorized to repurchase up to $10.0 million of its outstanding shares of common stock. Pursuant to this authorization, repurchases may be made from time to time in the open market, including under a Rule 10b5-1 plan, through privately negotiated transactions, or otherwise. During the third quarter, the Company acquired shares valued at $2.1 million pursuant to this authorization and the Company has continued to acquire shares pursuant to this authorization during the fourth quarter. The share repurchase program is scheduled to terminate on the earlier of March 31, 2024, or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended or discontinued at any time.

On October 23, 2023, the Board approved a quarterly cash dividend under the Company's dividend policy of $0.025 per share, payable on December 22, 2023 to holders of record on December 11, 2023.

HealthStream Announces Third Quarter 2023 Results Page 3 October 23, 2023

Financial Outlook for 2023

The Company is updating its guidance for 2023 for certain of the measures set forth below. For a reconciliation of projected adjusted EBITDA, a non-GAAP financial measure defined later in this release, to projected net income (the most comparable GAAP measure) for 2023, see the table included on page nine of this release.

	Full Year 2023 Guidance
	Low		High
Revenue	$277.5	-	$283.0	million

Adjusted EBITDA[1]	$59.0	-	$62.0	million[2]

Capital Expenditures	$27.0	-	$29.0	million

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) is included later in this release.

2 Previous expected Adjusted EBITDA guidance range was $57.5 to $60.5 million.

The Company’s financial guidance for 2023 set forth above assumes that public health conditions associated with COVID-19 and current economic conditions, including in relation to ongoing inflationary and recessionary pressures, do not deteriorate during the remainder of 2023, particularly with regard to how such conditions impact healthcare organizations. The guidance does not include the impact of any future acquisitions that we may complete during 2023.

“HealthStream’s performance in the third quarter of 2023 was strong and on target with our expectations, which included both record quarterly revenues and record adjusted EBITDA,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “As we move into the final quarter of 2023, we are executing well, and I believe our data-driven, increasingly interoperable products are powering the future of workforce development, credentialing, and scheduling in the nation’s healthcare organizations and also enabling our market expansion into the nursing student vertical.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, October 24, 2023, at 9:00 a.m. (ET). Participants may access the conference call live via webcast using this link: https://edge.media-server.com/mmc/p/vbz5uo3u. To participate via telephone, please register in advance using this link: https://register.vevent.com/register/BI7a57e9c30456432f93cebc3037ca0c87. A replay of the conference call and webcast will be archived on the Company’s website in the Investor Relations section under “Events & Presentations.”

HealthStream Announces Third Quarter 2023 Results Page 4 October 23, 2023

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA, a non-GAAP financial measure used by management in analyzing the Company’s financial results and ongoing operational performance. In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses (as discussed in greater detail below) and before interest, income taxes, stock-based compensation, depreciation and amortization, and changes in fair value of, including gains (losses) on the sale of, non-marketable equity investments (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash, and/or non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to investors to assess the Company’s ongoing operating performance and to compare the Company’s operating performance between periods. In addition, short-term cash incentive bonuses and certain performance-based equity awards are based on the achievement of adjusted EBITDA (as defined in applicable bonus and equity grant documentation) targets.

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Prior to the Company early adopting ASU 2021-08 effective January 1, 2022, following the completion of any acquisition by the Company, the Company was required to record the acquired deferred revenue at fair value as defined in GAAP, which typically resulted in a write-down of the acquired deferred revenue. When the Company was required to record a write-down of deferred revenue, it resulted in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business was deferred and was typically recognized over a one-to-two-year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two-year period would not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for businesses acquired prior to the January 1, 2022 effective date of the Company's adoption of ASU 2021-08 provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods. Following the adoption of ASU 2021-08, contracts acquired in an acquisition completed on or after January 1, 2022 are measured as if the Company had originated the contract (rather than the contract being measured at fair value) such that, for such acquisitions, the Company no longer records deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company continues to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with past practice). At the current time, the Company intends to continue to include an adjustment in the definition of adjusted EBITDA for the impact of deferred revenue write-downs from business acquired prior to January 1, 2022 given the ongoing impact of such deferred revenue on our financial results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and has limitations as an analytical tool.

Adjusted EBITDA should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of adjusted EBITDA to net income (the most comparable GAAP measure), which is set forth below in this release.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information about HealthStream, visit www.healthstream.com or call 800-521-0574.

HealthStream Announces Third Quarter 2023 Results Page 5 October 23, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues, net	$70,339	$67,285	$208,482	$198,290
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	23,587	23,374	71,010	67,606
Product development	10,901	11,476	33,610	32,470
Sales and marketing	11,290	11,365	34,324	32,652
Other general and administrative expenses	9,295	9,096	27,223	27,856
Depreciation and amortization	10,403	9,592	30,550	28,334
Total operating costs and expenses	65,476	64,903	196,717	188,918

Operating income	4,863	2,382	11,765	9,372

Other income, net	590	2,543	1,329	2,945

Income before income tax provision	5,453	4,925	13,094	12,317
Income tax provision	1,586	1,259	2,471	2,675
Net income	$3,867	$3,666	$10,623	$9,642

Net income per share:
Basic	$0.13	$0.12	$0.35	$0.31
Diluted	$0.13	$0.12	$0.35	$0.31

Weighted average shares of common stock outstanding:
Basic	30,683	30,570	30,653	30,672
Diluted	30,769	30,662	30,734	30,717
Dividends declared per share	$0.025	$—	$0.075	$—

HealthStream Announces Third Quarter 2023 Results Page 6 October 23, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$44,123	$46,023
Marketable securities	27,691	7,885
Accounts and unbilled receivables, net	34,805	42,710
Prepaid and other current assets	20,260	17,759
Total current assets	126,879	114,377

Capitalized software development, net	39,711	37,118
Property and equipment, net	13,536	15,483
Operating lease right of use assets, net	20,806	22,759
Goodwill and intangible assets, net	262,615	273,951
Deferred tax assets	383	383
Deferred commissions	29,460	28,344
Other assets	4,660	5,326
Total assets	$498,050	$497,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued, and other liabilities	$31,361	$37,744
Deferred revenue	83,221	79,469
Total current liabilities	114,582	117,213
Deferred tax liabilities	15,324	17,996
Deferred revenue, noncurrent	2,740	2,937
Operating lease liability, noncurrent	21,016	23,321
Other long-term liabilities	2,142	2,210
Total liabilities	155,804	163,677

Shareholders’ equity:
Common stock	254,950	254,832
Accumulated other comprehensive loss	(1,239)	(981)
Retained earnings	88,535	80,213
Total shareholders’ equity	342,246	334,064
Total liabilities and shareholders' equity	$498,050	$497,741

HealthStream Announces Third Quarter 2023 Results Page 7 October 23, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2023	2022
Operating activities:
Net income	$10,623	$9,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,550	28,334
Stock-based compensation	3,076	2,609
Amortization of deferred commissions	8,467	7,826
Deferred income taxes	(2,634)	1,225
Provision for credit losses	675	400
Gain on sale of fixed assets	—	(25)
Loss on equity method investments	330	621
Change in fair value of non-marketable equity investments	(45)	(3,596)
Other	(603)	30
Changes in assets and liabilities:
Accounts and unbilled receivables	7,230	2,273
Prepaid and other assets	(11,748)	(9,370)
Accounts payable, accrued, and other liabilities	683	1,514
Deferred revenue	3,554	1,597
Net cash provided by operating activities	50,158	43,080

Investing activities:
Business combinations, net of cash acquired	(6,621)	(4,009)
Changes in marketable securities	(19,235)	1,424
Proceeds from sale of fixed assets	—	26
Proceeds from sale of non-marketable equity investments	45	3,494
Purchases of property and equipment	(1,854)	(1,570)
Payments associated with capitalized software development	(19,552)	(17,392)
Net cash used in investing activities	(47,217)	(18,027)

Financing activities:
Taxes paid related to net settlement of equity awards	(817)	(518)
Repurchases of common stock	(1,648)	(23,137)
Payment of cash dividends	(2,301)	—
Net cash used in financing activities	(4,766)	(23,655)

Effect of exchange rate changes on cash and cash equivalents	(75)	(46)
Net (decrease) increase in cash and cash equivalents	(1,900)	1,352
Cash and cash equivalents at beginning of period	46,023	46,905
Cash and cash equivalents at end of period	$44,123	$48,257

HealthStream Announces Third Quarter 2023 Results Page 8 October 23, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

Operating Results Summary

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net income	$3,867	$3,666	$10,623	$9,642
Deferred revenue write-down	30	46	128	223
Interest income	(667)	(124)	(1,580)	(155)
Interest expense	33	33	99	99
Income tax provision	1,586	1,259	2,471	2,675
Stock-based compensation expense	1,038	918	3,076	2,609
Depreciation and amortization	10,403	9,592	30,550	28,334
Change in fair value of non-marketable equity investments	(45)	(2,653)	(45)	(3,596)
Adjusted EBITDA	$16,245	$12,737	$45,322	$39,831

(1) This press release presents adjusted EBITDA, which is a non-GAAP financial measure used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Third Quarter 2023 Results Page 9 October 23, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2023

(In thousands)

(Unaudited)

	Low	High
Net income	$12,500	$14,600
Deferred revenue write-down	200	200
Interest income	(2,300)	(2,400)
Interest expense	100	100
Income tax provision	3,200	3,900
Change in fair value of non-marketable equity investments	(100)	(100)
Stock-based compensation expense	4,200	4,300
Depreciation and amortization	41,200	41,400
Adjusted EBITDA	$59,000	$62,000

HealthStream Announces Third Quarter 2023 Results Page 10 October 23, 2023

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2023, our share repurchase program, and our quarterly dividend policy, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including as a result of negative economic conditions, ongoing inflationary and recessionary pressures, geopolitical instability (including as the result of the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, and the potential expansion of such conflicts), any developments related to the COVID-19 pandemic, legal requirements and contractual restrictions which may affect continuation of our quarterly cash dividend policy and the declaration and/or payment of dividends thereunder, which may be modified, suspended, or canceled in any manner and at any time that our Board may deem necessary or appropriate, legal requirements and contractual restrictions which may impact repurchases under our share repurchase program, as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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